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                                                                    EXHIBIT 23.1



The Board of Directors and Shareholders
Venus Exploration, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-61193) on Form S-8 and registration statement (No. 33-73457) on
Form S-3 of Venus Exploration, Inc. of our report dated April 7, 1999, relating to the consolidated balance sheets of Venus Exploration, Inc.
and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in the December 31, 1998 annual report on Form 10-K of Venus Exploration, Inc.

Our report dated April 7, 1999, except as to note 3, which is as of December 20, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also contains an explanatory paragraph that indicates the consolidated financial statements have been restated to reduce the amount of the impairment expense for the year ended December 31, 1998 to give effect to escalating price assumptions in the impairment calculation.

KPMG LLP


San Antonio, Texas
December 20, 1999